UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2011
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REACHLOCAL, INC.
(Exact name of Registrant as specified in its charter)

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Delaware	001-34749	20-0498783
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

21700 Oxnard Street, Suite 1600, Woodland Hills, California	91367
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 274-0260

Not Applicable
(Former name or former address if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 7, 2011, Nathan Hanks was appointed ReachLocal, Inc.’s President. Mr. Hanks was most recently ReachLocal’s Co-Chief Operating Officer and Chief Revenue Officer.  As President, Mr. Hanks will primarily focus on expanding ReachLocal’s product platform and global distribution organization.

Also on December 7, 2011, Michael Kline was appointed President of Local Commerce. Mr. Kline was most recently ReachLocal’s Co-Chief Operating Officer and Chief Strategy Officer, and will continue to serve as ReachLocal’s Chief Strategy Officer.  Mr. Kline will primarily focus on ReachLocal’s local commerce initiatives, strategic alliances and other strategic initiatives.

Both Mr. Hanks and Mr. Kline are co-founders of ReachLocal and will continue to report to Mr. Zorik Gordon, ReachLocal’s Chief Executive Officer.  The position of Chief Operating Officer is being eliminated.

These changes are designed to align ReachLocal’s management structure with growth opportunities and to optimize execution, reflecting the substantial growth that ReachLocal has experienced.

For information regarding the background and experience of Messrs. Hanks and Kline, see “Executive Officers of the Company” in ReachLocal’s proxy statement on Schedule 14A as filed with the Securities Exchange Commission on April 29, 2011.

Item 5.05	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On December 7, 2011, ReachLocal’s Code of Business Conduct and Ethics was revised by the Nominating and Governance Committee of ReachLocal’s Board of Directors, primarily in view of the recently implemented UK Bribery Act 2010.  The revised code, among other technical amendments, (i) reiterates and further expounds on ReachLocal’s anti-bribery policy and (ii) provides for annual acknowledgment of compliance by each employee. The code was also renamed the “Code of Business Conduct, Anti-Bribery and Corruption, and Ethics.” The code, as revised, is available on the investor relations section of ReachLocal’s website at www.reachlocal.com under “Corporate Governance.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 12, 2011	REACHLOCAL, INC.
	By:	/s/ Zorik Gordon
Zorik Gordon
President and Chief Executive Officer